Exhibit 99.1

EDITORIAL CONTACT:

Winifred Shum

Imperva

winifred.shum@imperva.com

Edelman

imperva@edelman.com

IMPERVA APPOINTS GERRI ELLIOTT TO ITS BOARD OF DIRECTORS

Seasoned Management Executive Brings Experience at Microsoft, IBM and Juniper

Networks to Imperva Board

REDWOOD SHORES, Calif., Aug. 13, 2015 - Imperva Inc. (NYSE: IMPV), committed to protecting business-critical data and applications in the cloud and on-premises, today announced that Geraldine “Gerri” Elliott has joined its Board of Directors. Elliott’s management experience includes executive leadership positions in some of the world’s largest high tech companies, and serving on the boards of directors of top retail brands in the U.S., including Bed, Bath and Beyond, Inc., a leading retailer selling an assortment of domestic merchandise and home furnishings, Charlotte Russe Holding, a specialty retailer of young women’s apparel and accessories, and Whirlpool Corporation, the world’s leading global manufacturer of home appliances.

“Gerri is a well-respected executive in the high tech industry, bringing more than 30 years of experience in sales, services, customer support and strategy development to our Board,” said Anthony Bettencourt, President and CEO of Imperva. “We believe that her experience will be invaluable as we continue to position Imperva for dramatic growth. We have an amazing board representing a cross-section of business leaders, and value the diverse views and backgrounds that our leaders bring. Gerri’s expertise in both domestic and international go-to-market strategies is a welcome addition as we focus on protecting and enhancing shareholder value. We’re excited to have her on our board.”

Elliott was most recently Executive Vice President (EVP) and Chief Customer Officer of Juniper Networks, where she led the Go-to-Market organization consisting of sales, system engineers, advanced technologies, marketing, services, support, partners and field operations. Her prior roles at Juniper were EVP and Chief Sales Officer, and EVP of Strategic Alliances. She was appointed to the position of EVP, Strategic Advisor to the CEO, after her retirement from the company.

Prior to joining Juniper, Elliott was at Microsoft for seven years, where she held a series of senior executive positions. In her most recent role as Vice President, World Wide Public Sector, she led teams of more than 2,000 sales and marketing professionals in the government, education and healthcare sectors across more than 100 countries where she grew the business by almost 100 percent in three years. Prior to Microsoft, Elliott spent 22 years at IBM Corporation, where she held executive and management positions spanning sales, services, consulting, strategy development, and product management in both North America and the Asia Pacific region.

“Cyber security has become one of the most important business initiatives in global enterprises today and a constant topic of discussion among public and private boards,” said Elliott. “I’m excited to support Imperva in its mission to help companies defend their business-critical data and applications from cyber attacks and to advocate for growing cyber security knowledge and investments among the other organizations that I serve.”

In addition to her public board work, Elliott is the founder of Broadrooms, a website dedicated to women who serve or want to serve on corporate boards. She also serves on the advisory board for BoardList, the Silicon Valley initiative to increase the number of women on tech boards. Elliott holds a Bachelor of Arts degree in Political Science from New York University.

About Imperva

Imperva® (NYSE:IMPV), is a leading provider of cyber security solutions that protect business-critical data and applications. The company’s SecureSphere, Incapsula and Skyfence product lines enable organizations to discover assets and risks, protect information wherever it lives – in the cloud and on-premises – and comply with regulations. The Imperva Application Defense Center, a research team comprised of some of the world’s leading experts in data and application security, continually enhances Imperva products with up-to-the minute threat intelligence, and publishes reports that provide insight and guidance on the latest threats and how to mitigate them. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

© 2015 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, SecureSphere, Incapsula and Skyfence are trademarks of Imperva, Inc. and its subsidiaries.

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